FOR IMMEDIATE RELEASE

Company Contacts:	Investor Relations:
Stephen Ross	Ron Both Scott Liolios
Chief Financial Officer	Managing Director
Remedent, Inc.	Liolios Group, Inc.
Tel 310-922-5685	Tel (949) 574-3860
stephenr@remedent.com	info@liolios.com

Remedent Introduces FirstFit™, a Revolutionary System for Creation and Placement of Dental Bridges & Crowns

FirstFit Computer-Aided Process Requires No Temporaries, Faster, Less Painful

DEURLE, BELGIUM and LOS ANGELES, CA — June 9, 2009 — Remedent, Inc. (OTCBB: REMI), an international company specializing in the research, development, and manufacturing of oral care and cosmetic dentistry products, has introduced FirstFit™, a proprietary, patent-pending system for the creation and placement of dental bridges and crowns.

Remedent’s method and computer aided design (“CAD”) process requires no temporary placements like traditional methods. That unique feature plus other elements of the design results in less mouth trauma and fewer office visits to complete. With economic benefits for both patients and dentists, the new technology addresses an expanding $50 billion global market for all dental restorations at retail, while promising to change the way dentistry is practiced today.

Similar to Remedent’s increasingly popular GlamSmile process for dental veneers (now marketed in the US as LUMINEERS® by Den-Mat Holdings, the world’s largest producer of dental veneers), the FirstFit system involves a simple creation and precision-guided installation process made possible by Remedent’s new proprietary computerized dental laboratory workstation.

FirstFit reduces the typical 10-step process by more than half, decreases typical office visits from four to two, and requires only one dental impression versus two. Using a standard dental impression, no investment in equipment or significant additional training is required by the dentist. All production is done offsite by highly-trained dental technicians at an authorized Remedent facility.

To create a bridge or crown, the dentist simply ships a single patient dental impression to a regional Remedent dental laboratory where it is digitally scanned into Remedent’s FirstFit CAD/CAM 3D modeling program. This state-of-the-art system replaces the traditional, hand-crafted wax model methods, and allows technicians to work faster and more intuitively to produce dental crowns or bridges with exceptional quality and precision.

A complete turn-key installation kit is returned to the dentist containing a customized preparation guide and drilling template overlay. Even the necessary drill burs are included to virtually eliminate all guesswork and insure the highest quality placement. This highly-efficient process reduces the time required to install a typical crown or bridge by at least one hour, which is quite significant given that an average dentist performs 1-3 crowns per day.

FirstFit offers a number of unique benefits to patients as well as the dentist when compared to traditional methods. Since no temporary crown or bridge is required, only the final installation session requires anesthesia. This makes the process substantially less painful and time consuming to the patient, reduces a number of risks, like potential infections and error, while offering significant cost savings. For the dentist, the reduction in patient hours and more precise placement translates into higher revenues per chair hour, fewer complications, and better results for their patients.

"In addition to the many revolutionary features and benefits FirstFit offers both dentists and consumers, this new product dramatically expands our presence in the professional dental market," said Guy De Vreese, CEO of Remedent. "While currently about 60% of dentists offer veneers, nearly all dentists provide bridges and crowns. In this current economy, patients are looking to less expensive alternatives, while dentists have a need to attract more business and improve their bottom line. This one-of-a-kind system promises all this and more."

Developed by the company’s dental research laboratories in Deurle, Belgium, Remedent plans to offer FirstFit on a worldwide basis, directly and through exclusive distributors, beginning September 2009. For more information, go to www.remedent.com.

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. The company serves professional dental industry with breakthrough technology for dental veneers, bridges and crowns which are recognized worldwide for their technological superiority and ease-of-application. These products are supported by a line of professional veneer whitening and teeth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to www.rememdent.com.

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